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                        January 28, 1997



Mr. Joseph L. LaMonica
President and Chief Executive Officer
PennFed Financial Services, Inc.
622 Eagle Rock Avenue
West Orange, New Jersey  07052-2889

          Re:  PennFed Financial Services, Inc. - Offering of
               160,000 Shares of Common Stock under Dividend
               Reinvestment Plan

Dear Sir:

     This opinion is submitted in connection with the planned offering and sale by PennFed Financial Service, Inc., a Delaware corporation ("Company"), of up to 160,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), under the provisions of the Dividend Reinvestment Plan (the "Plan") adopted by the Company's Board of Directors. The provisions of the Plan are set forth in the Prospectus made a part of the Company's Registration Statement on Form S-3 and any amendments thereto ("Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

     Pursuant to the Plan, holders of record of the Company's issued and outstanding shares of Common Stock, $0.01 par value per share, may effect purchases of the Company's Common Stock through the automatic reinvestment of cash dividends on all or any part of the shares of Common Stock registered in the participant's name.

     As counsel to the Company, the opinion of this firm is requested in connection with the foregoing offering of the Shares pursuant to the Plan and involving matters relating to the organization of the Company and the validity of the Shares when issued and paid for in the manner provided by the terms of the Plan.

     For the purposes of the opinions expressed herein, we have assumed that (i) at the time of each subsequent issuance of the Shares under the Plan, the Shares are at the time validly authorized and are issued subject to the rights, privileges and limitations thereof as now prescribed under the Company's Charter (as defined below); (ii) no change in the applicable Delaware Law shall have

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occurred and (iii) the issuance and delivery of the
Shares at the time will not violate any provisions of any judgment, order, writ, injunction or decree by any court or governmental authority, or result in a breach of or constitute a default or require any consent under any provision of any agreement, instrument or other obligation (other than the Company's Charter and Bylaws) to which the Company is a party or by which the Company or its properties is bound.

     In furtherance of the foregoing, we have reviewed (i) the governing instruments under which the Company has been organized and consisting of its Certificate of Incorporation dated March 4, 1994 and amended on July 14, 1994 on file with the Secretary of State of Delaware (collectively the "Charter") and its Bylaws; (ii) the record books of proceedings of its Board of Directors and stockholders conducted to date; (iii) the provisions of the Plan as described in the Prospectus included under the Registration Statement; and (iv) the definitive form of the stock certificates representing the authorized shares of the Company's Common Stock and incorporated by reference as an exhibit to the Registration Statement.

     Based upon the foregoing review and examinations, and after reviewing the applicable provisions of the Delaware Corporation
Law, and after conducting such further investigations and inquiries as we considered appropriate, we are of the opinion that:

     (1) The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware;

     (2) The Company is authorized to have outstanding 15,000,000 shares of its Common Stock, $0.01 par value per share, and 7,000,000 shares of Preferred Stock, $0.01 par value per share; that none of the Preferred Stock is issued and outstanding; that as of November 1, 1996 4,853,020 shares of the Common Stock were issued and outstanding; and

     (3) The Company has duly authorized and reserved for issuance the Shares pursuant to the Plan and upon the issuance thereof, against the receipt of payment therefore as provided by the Plan, the Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinions are contingent upon the Registration
Statement becoming effective pursuant to the Securities Act of 1933, as amended.

     We hereby consent (i) to be named in the Registration Statement and in the final Prospectus which constitutes a part thereof, as counsel to the Company who will pass upon certain legal matters in connection with the sale of the Shares offered thereby,
(ii) to the reference to this firm which appears under the caption "Legal Opinion" in the Prospectus and (iii) to the use of this opinion as Exhibit (5) to the Registration Statement.

                                   Yours very truly,

                                   SILVER, FREEDMAN & TAFF, L.L.P.



                                   By: